UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 29, 2009

PPG INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-1687	25-0730780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One PPG Place, Pittsburgh, Pennsylvania	15272
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (412) 434-3131
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
Item 9.01. Financial Statements and Exhibits
SIGNATURE
EX-99

Item 8.01. Other Events.
On January 30, 2009, PPG Industries, Inc. issued a press release announcing that an amended plan of reorganization for Pittsburgh Corning Corporation (“PC”) had been filed in the United States Bankruptcy Court. A description of the amended plan, including modified terms of the PPG settlement arrangement included therewith, are set forth below. A copy of the Company’s press release is attached hereto as Exhibit 99 and incorporated by reference in this Item 8.01.
As previously disclosed, for over 30 years, PPG has been a defendant in lawsuits involving claims alleging personal injury from exposure to asbestos. Most of PPG’s potential exposure relates to allegations by plaintiffs that PPG should be liable for injuries involving asbestos-containing thermal insulation products manufactured and distributed by PC. PPG and Corning Incorporated are each 50% shareholders of PC, which filed for Chapter 11 bankruptcy protection in April 2000. PPG has denied responsibility for, and has defended, all claims for any injuries caused by PC products. As of December 31, 2008, PPG was one of many defendants in numerous asbestos-related lawsuits involving approximately 114,000 open claims served on PPG. A summary of the historical events and proceedings related to the PC bankruptcy, the second amended PC plan of reorganization and the original PPG settlement arrangement is included in PPG’s quarterly report on Form 10-Q for the period ended September 30, 2008.
Since the filing of the PC bankruptcy in 2000, interested parties, including PPG, have engaged in extensive negotiations, made numerous filings with the court and participated in many hearings on this matter. In December 2006, the court denied confirmation of the second amended PC plan of reorganization, on the basis that the plan was too broad in the treatment of allegedly independent asbestos claims not associated with PC.
Modified Third Amended PC Plan of Reorganization
To address the issues raised by the Bankruptcy Court in its December 2006 ruling, the interested parties engaged in extensive negotiations regarding the terms of a third amended PC plan of reorganization, including modifications to the original PPG settlement arrangement. A modified third amended PC plan of reorganization (the “third amended PC plan of reorganization”), including a modified PPG settlement arrangement (the “2009 PPG Settlement Arrangement”), was filed with the Bankruptcy Court on January 29, 2009. The parties will file a disclosure statement describing the third amended PC plan of reorganization with the court in the near future. The third amended PC plan of reorganization also includes a modified settlement arrangement of Corning Incorporated, PC’s other 50% shareholder.
Creditors and other interested parties may file objections to the third amended PC plan of reorganization and the disclosure statement. Once such objections, if any, are resolved, the Bankruptcy Court would direct the third amended PC plan of reorganization and disclosure statement to be sent to creditors, including asbestos claimants, for voting. In 2004, creditors and claimants voted overwhelmingly in favor of the second amended PC plan of reorganization, which included the original PPG settlement arrangement. Assuming a favorable vote by creditors and claimants on the third amended PC plan of reorganization, the Bankruptcy Court would then conduct a hearing regarding the fairness of the proposed plan, including whether (i) the plan would be fair with respect to present and future claimants, (ii) such claimants would be treated in substantially the same manner, and (iii) the protection provided to PPG and its participating insurers would be fair in view of the assets they would convey to the trust (the “Trust”) to be established as part of the third amended PC plan of reorganization. At that hearing, creditors and parties in interest could raise objections to the plan. Following that hearing, the Bankruptcy Court, after considering objections to the plan, will enter a confirmation order if all requirements to confirm a plan of reorganization under the Bankruptcy Code have been satisfied. This order may be appealed to the U.S. District Court for the Western District of Pennsylvania. Assuming that the District Court approves the confirmation order, interested parties could appeal the order to the U.S. Third Circuit Court of Appeals and subsequently to the U.S. Supreme Court.
The 2009 PPG Settlement Arrangement will not become effective until the third amended PC plan of reorganization is finally approved by an appropriate court order that is no longer subject to appellate review, and PPG’s initial contributions will not be due until 30 days thereafter (the “Funding Effective Date”).
Asbestos Claims Subject to Bankruptcy Court’s Channeling Injunction.
If the third amended PC plan of reorganization is approved by the Bankruptcy Court and becomes effective, a channeling injunction will be entered under §524(g) of the Bankruptcy Code prohibiting present and future claimants from asserting asbestos claims against PC. With regard to PPG, the channeling injunction will prohibit present and future claimants from asserting claims against PPG that arise, in whole or in part, out of exposure to Unibestos, or any other asbestos or asbestos-containing products actually or allegedly manufactured, sold and/or distributed by PC, or asbestos on or emanating from any PC premises. The injunction will also prohibit codefendants in these cases that are subject to the channeling injunction from asserting claims against PPG for contribution, indemnification or other recovery. The channeling injunction will also preclude the prosecution of claims against PPG arising from alleged exposure to asbestos or asbestos-containing products to the extent that a claimant is alleging or seeking to impose liability, directly or indirectly, for the conduct of, claims against or demands on PC by reason of PPG’s: (i) ownership of a financial interest in PC; (ii) involvement in the management of PC, or service as an officer, director or employee of PC or a related party; (iii) provision of insurance to PC or a related party; or (iv) involvement in a financial transaction affecting the financial condition of PC or a related party. The foregoing PC related claims are referred to as “PC Relationship Claims” and constitute, in PPG management’s opinion, the vast majority of the pending asbestos personal injury claims against PPG. All claims channeled to the Trust will be paid only from the assets of the Trust.
Asbestos Claims Retained by PPG.
The channeling injunction provided for under the third amended PC plan of reorganization will not extend to any claim against PPG that arises out of exposure to any asbestos or asbestos-containing products actually or allegedly manufactured, sold and/or distributed by PPG or its subsidiaries that is not a PC Relationship Claim, and in this respect differs from the channeling injunction contemplated by the second amended PC plan of reorganization filed in 2003. While management believes that the vast majority of the approximately 114,000 open claims against PPG alleging personal injury from exposure to asbestos relate to products manufactured, distributed or sold by PC, the potential liability for any non-PC Relationship Claims will be retained by PPG. Because a determination of whether an asbestos claim is a non-PC Relationship Claim would typically not be known until shortly before trial and because the filing and prosecution of asbestos claims (other than certain premises claims) against PPG has been enjoined since April 2000, the actual number of non-PC Relationship Claims that may be pending at the expiration of the stay or the number of additional claims that may be filed against PPG in the future cannot be determined at this time. PPG does not expect the Court to lift the stay until after confirmation or rejection of the third amended PC plan of reorganization. PPG intends to defend against all such claims vigorously and their ultimate resolution in the court system is expected to occur over a period of years.
In addition, similar to what was contemplated by the second amended PC plan of reorganization, the channeling injunction will not extend to claims against PPG alleging personal injury caused by asbestos on premises owned, leased or occupied by PPG (so called “premises claims”), which generally have been subject to the stay imposed by the Bankruptcy Court. Historically, a small proportion of the claims against PPG and its subsidiaries have been premises claims, and based upon recent review and analysis, PPG believes that the number of premises claims currently comprises less than 2% of the total asbestos-related claims against PPG. Beginning in late 2006, the Bankruptcy Court lifted the stay with respect to certain premises claims against PPG. As a result, PPG and its primary insurers have settled approximately 500 premises claims. PPG’s insurers agreed to provide insurance coverage for a major portion of the payments made in connection with the settled claims, and PPG accrued the portion of the settlement amounts not covered by insurance. PPG and its primary insurers are evaluating the voluminous factual, medical, and other relevant information pertaining to approximately 600 additional claims that are being considered for potential settlement. Premises claims remain subject to the stay, as outlined above, although certain claimants have requested the Court to lift the stay with respect to these claims and the stay has been lifted as to some claims. PPG believes that any financial exposure resulting from such premises claims, taking into account available insurance coverage, will not have a material adverse effect on PPG’s consolidated financial position, liquidity or results of operations.
PPG’s Funding Obligations.
PPG has no obligation to pay any amounts under the third amended PC plan of reorganization until the Funding Effective Date. If the third amended PC plan of reorganization is approved, PPG and certain of its insurers will make the following contributions to the Trust. On the Funding Effective Date, PPG will convey the stock it owns in PC and Pittsburgh Corning Europe and transfer 1,388,889 shares of PPG’s common stock or cash equal to the fair value of such shares as defined in the 2009 PPG Settlement Arrangement. PPG will make aggregate cash payments to the Trust of approximately $825 million, payable according to a fixed payment schedule over the period to 2023, beginning on the Funding Effective Date. PPG would have the right, in its sole discretion, to prepay these cash payments to the Trust at any time at a discount rate of 5.5% per annum as of the prepayment date. PPG’s participating historical insurance carriers will also make cash payments to the Trust of approximately $1.6 billion between the Funding Effective Date and 2027. These payments could also be prepaid to the Trust at any time at a discount rate of 5.5% per annum as of the prepayment date. PPG will grant asbestos releases and indemnifications to all participating insurers, subject to amended coverage-in-place arrangements with certain insurers for remaining coverage of premises claims. PPG will grant certain participating insurers full policy releases on primary policies and full product liability releases on excess coverage policies. PPG will also grant certain other participating excess insurers credit against their product liability coverage limits. PPG will retain insurance rights against non-participating insurance policies and insolvent insurance policies that would have been assigned to the Trust under the second amended PC plan of reorganization and will retain any net proceeds of the claims against such non-participating insurers. However, PPG will contribute to the Trust any net proceeds it recovers from claims against certain other non-participating insurers, and will use reasonable efforts to pursue such claims.
PPG’s obligation at December 31, 2008 under the 2009 PPG Settlement Arrangement is $735 million, which is $162 million less than the $897 million accrued as of that date under the original PPG settlement arrangement. This reduction is attributable to a number of negotiated provisions in the 2009 PPG Settlement Arrangement, including the provisions relating to the channeling injunction under which PPG retains liability for any non-PC Relationship Claims. PPG will retain such amount as a reserve for asbestos-related claims that will not be channeled to the Trust, as this amount represents PPG’s best estimate of its liability for these claims. PPG does not have sufficient current claim information or settlement history on which to base a better estimate of this liability, in light of the fact that the Bankruptcy Court’s stay has been in effect since 2000.
Following the effective date of the third amended PC plan of reorganization and the lifting of the Bankruptcy Court stay, PPG will monitor the activity associated with asbestos claims which are not channeled to the Trust pursuant to the third amended PC plan of reorganization, and evaluate its estimated liability for such claims and related insurance assets then available to the Company as well as underlying assumptions on a periodic basis to determine whether any adjustment to its reserve for these claims is required.
Of the total obligation of $735 million under the 2009 PPG Settlement Arrangement at December 31, 2008, $491 million will be reported as a current liability and the present value of the payments due in the years 2010 to 2023 totaling $244 million will be reported as a non-current liability in PPG’s consolidated balance sheet as of December 31, 2008 that will be filed as part of PPG’s annual report on Form 10-K. The future accretion of the non-current portion of the liability will total $164 million and be reported as expense in the PPG consolidated statement of income over the period through 2023, as follows (in millions):

2009	$14
2010	14
2011	14
2012 - 2023	122

Total	$164
If the 2009 PPG Settlement Arrangement is not implemented, for any reason, and the Bankruptcy Court stay expires, PPG intends to vigorously defend the pending and any future asbestos claims, including PC Relationship Claims, asserted against it and its subsidiaries. PPG continues to assert that it is not responsible for any injuries caused by PC products, which it believes account for the vast majority of the pending open claims against PPG. Prior to 2000, PPG had never been found liable for any PC-related claims. In numerous cases PPG had been dismissed on motions prior to trial, and in others PPG was released as part of settlements by PC. PPG was found not responsible for PC-related claims at trial in two cases. In January 2000, one jury found PPG, for the first time, partly responsible for injuries to five plaintiffs alleged to be caused by PC products. PPG intends to appeal that adverse verdict in the event the 2009 PPG Settlement Arrangement does not become effective, or the stay is lifted as to these claims, which are the subject of a motion to lift the stay. Although PPG has successfully defended asbestos claims brought against it in the past, in view of the number of claims, and the significant verdicts that other companies have experienced in asbestos litigation, the result of any future litigation of such claims is inherently unpredictable.
FORWARD-LOOKING STATEMENTS
Statements in this Form 8-K relating to matters that are not historical facts are forward-looking statements reflecting the Company’s current view with respect to future events and financial performance. These matters involve risks and uncertainties that affect the Company’s operations, as discussed in PPG Industries’ Reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the Company’s forward-looking statements.
Among these factors is the unpredictability of the final rulings with respect to the third amended PC plan of reorganization, as well as possible future litigation that could result if the modified settlement arrangement described above does not become effective. Further, it is not possible to predict or identify all such factors. Consequently, while the factors presented here are representative, they should not be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.
Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the Company’s consolidated financial condition, operations or liquidity.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit 99 —	Press release of PPG Industries, Inc. dated January 30, 2009.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 30, 2009	PPG INDUSTRIES, INC. (Registrant)
	By:	/s/ William H. Hernandez
William H. Hernandez
Senior Vice President, Finance and Chief Financial Officer